Exhibit 10.1

DATED	2015

(1) QUOTIENT BIOCAMPUS LIMITED (the Employer)

AND

(2) MW HIGH TECH PROJECTS UK LIMITED (the Contractor)

AGREEMENT

relating to the Phase One Life Sciences Production

Facility

	Articles of Agreement

	This Agreement is made the	2015

Between	The Employer	Quotient Biocampus Limited

	(Company No. SC514165)(1)
	of/whose registered office is at Douglas Building, Pentlands Science Park, Midlothian, EH260PL

And	The Contractor	MW High Tech Projects UK Limited

	(Company No. 51 79071)(1)
	of/whose registered office is at c/o Burges Salmon, 10th Floor, 6 New Street Square, London, EC4A 3BF

For the purpose of these Contract Documents the term Conditions means the JCT Design and Build Contract 2011 which is incorporated by reference.

[1]

Where the Employer or Contractor is neither a company incorporated under the Companies Acts nor a company registered under the laws of another country, delete the references to Company number and registered office. In the case of a company incorporated outside England and Wales, particulars of its place of Incorporation should be inserted immediately before its Company number. As to execution by foreign companies and matters of jurisdiction, see the Design and Build Contract Guide.

Recitals

Whereas

First	the Employer wishes to have the design and construction of the following work carried out[2]:

Design, construction and fit out of Phase One Life Sciences Production Facility

at Plot 3, Bio Campus, Bush Lane, Gowkley Moss, Penicuik, Midlothian, EH26. OPZ

(‘the Works’)

and the Employer has supplied to the Contractor documents showing and describing or otherwise stating his requirements (‘the Employer’s Requirements’);

Second	in response to the Employer’s Requirements the Contractor has supplied to the Employer:

• documents showing and describing the Contractor’s proposals for the design and construction of the Works (the Contractor’s Proposals’); and

• an analysis of the Contract Sum (‘the Contract Sum Analysis’);

Third	the Employer has examined the Contractor’s Proposals and, subject to the Conditions, is satisfied that they appear to meet the Employer’s Requirements[3];

Fourth	for the purposes of the Construction Industry Scheme (ClS) under the Finance Act 2004, the status of the Employer is, as at the Base Date, that stated in the Contract Particulars;

Fifth	the division of the Works into Sections is shown in the Employer’s Requirements or in such other documents as are identified in the Contract Particulars[4];

Sixth	where so stated in the Contract Particulars, this Contract is supplemented by the Framework Agreement identified in those particulars;

Seventh	the Supplemental Provisions identified in the Contract Particulars apply;

[2]	State nature and location of intended works.
[3]

Where the Employer has accepted a divergence from his requirements in the proposals submitted by the Contractor, the divergence should be removed by amending the Employer’s Requirements before the Contract is executed.

[4]	Delete the Fifth Recital if the Works are not divided into Sections.

Articles

Now it is hereby agreed as follows

Article 1: Contractor’s obligations

The Contractor shall complete the design for the Works and carry out and complete the construction of the Works in accordance with the Contract Documents.

Article 2: Contract Sum

The Employer shall pay the Contractor at the time and in the manner specified in the Conditions the sum of the Prime Cost, the Management Fee and any other amounts due to the Contractor from the Employer in accordance with the Conditions

The Contractor has prepared budget estimate for the Works in the VAT-exclusive sum of:

£15,216,504.23 (‘the Contract Sum’)

Article 3: Employer’s Agent

For the purposes of this Contract the Employer’s Agent is

Gordon Robb

of

Quotient Biocampus Limited

or such other person as the Employer shall nominate in his place. Save to the extent that the Employer may otherwise specify by notice to the Contractor, the Employer’s Agent shall have full authority to receive and issue applications, consents, instructions, notices, requests or statements and otherwise to act for the Employer under any of the Conditions.

Article 4: Employer’s Requirements and Contractor’s Proposals

The Employer’s Requirements, the Contractor’s Proposals and the Contract Sum Analysis are those referred to in the Contract Particulars.

Article 5: CDM Co-ordinator

The CDM Co-ordinator for the purposes of the CDM Regulations is the Contractor

(or)[5]	Ged Gowans

of	Thomson Gray Limited, 5 Thistle Street, Edinburgh, EH2 1DF

[6]

Insert the name of the CDM Co-ordinator only where the Contractor is not to fulfil that role, and that of the Principal Contractor only if that is to be a person other than the Contractor. If the project is not notifiable under the CDM Regulations 2007 (i.e. a project which is not likely to involve more than 30 days, or 500 person days, of construction work or which is being carried out for a homeowner as a purely domestic project), delete Articles 5 and 6 in their entirety.

or, if he ceases to be the CDM Co-ordinator, such other person as the Employer shall appoint pursuant to regulation 14(3) of those regulations.

or, if he ceases to be the Principal Contractor, such other contractor as the Employer shall appoint pursuant to regulation 14(3) of the CDM Regulations and/or regulation 4 of the SWMP Regulations.

Article 7: Adjudication

If any dispute or difference arises under this Contract, either Party may refer it to adjudication in accordance with clause 9∙2[6].

Article 8: Arbitration

Where Article 8 applies[7], then, subject to Article 7 and the exceptions set out below, any dispute or difference between the Parties of any kind whatsoever arising out of or in connection with this Contract shall be referred to arbitration in accordance with clauses 9∙3 to 9∙8 and the JCT 2011 edition of the Construction Industry Model Arbitration Rules (CIMAR). The exceptions to this Article 8 are:

•     any disputes or differences arising under or in respect of the Construction Industry Scheme or VAT, to the extent that legislation provides another method of resolving such disputes or differences; and

• any disputes or differences in connection with the enforcement of any decision of an Adjudicator.

Article 9: Legal proceedings[7]

Subject to Article 7 and (where it applies) to Article 8, the English courts shall have jurisdiction over any dispute or difference between the Parties which arises out of or in connection with this Contract.

Article 10: Schedule of Amendments

The Articles of Agreement, Recitals, Contract Particulars, Conditions and Schedules shall have effect as modified and amended by Amendment 1A and shall be construed accordingly”

[6]

As to adjudication in cases where the Employer is a residential occupier within the meaning of section 106 of the Housing Grants, construction and Regeneration Act 1996, see the Design and Build contract Guide.

[7]

If it is intended, subject to the right of adjudication and exceptions slated in Article 8. that disputes or differences should be determined by arbitration and not by legal proceedings, the contract Particulars must state that Article 8 and clauses 9∙3 to 9∙8 apply and the words “do not apply” must be deleted, If the Parties wish any dispute or difference to be determined by the courts of another jurisdiction the appropriate amendment should be made to Article 9 (see also clause 1∙10 and Schedule 5 Parts 1 and 2).

Contract Particulars

Note: An asterisk * indicates where selection has been or should have been made.

Part 1: General

Clause etc.	Subject

Fourth Recital and clause 4∙5	Construction Industry Scheme (CIS)	*	Employer at the Base Date is not a ‘contractor’ for the purposes of the CIS

Fifth Recital	Description of Sections (if any) (If not shown or described in the Employer’s Requirements, state the reference numbers and dates or other identifiers of documents in which they are shown.)[8]

Sixth Recital	Framework Agreement (if applicable) (State date, title and parties.)

Seventh Recital and Part 1 of Schedule 2	Supplemental Provisions – Part 1 (Where neither entry against an item below is deleted, the relevant paragraph does not apply.)

	Site	*	Paragraph 1 does not apply

	Named Sub-Contractors	*	Paragraph 2 does not apply

	Bills of Quantities	*	Paragraph 3 does not apply

	Valuation of Changes – Contractor’s estimates	*	Paragraph 4 does not apply

	Loss and expense – Contractor’s estimates	*	Paragraph 5 does not apply

[8]	If the relevant document or set of documents takes the form of an Annex to this contract, it is sufficient to refer to that Annex.

Seventh Recital and Part 2 of Schedule 2	Supplemental Provisions – Part 2 (Where neither entry against an item below is deleted, the relevant paragraph applies.)

	Acceleration Quotation	*	Paragraph 6 does not apply

	Collaborative working	*	Paragraph 7 applies

	Health and safety	*	Paragraph 8 applies

	Cost savings and value improvements	*	Paragraph 9 applies

	Sustainable development and environmental considerations	*	Paragraph 10 does not apply

	Performance Indicators and monitoring	*	Paragraph 11 does not apply

	Notification and negotiation of disputes	*	Paragraph 12 applies

	Where paragraph 12 applies, the respective nominees of the Parties are		Employer’s nominee

Gordon Robb

Contractor’s nominee

David Amos

or such replacement as each Party may notify to the other from time to time

Article 4	Employer’s Requirements (State reference numbers and		As listed in Appendix 1
dates or other identifiers of documents in which these are contained.)[8]

Article 4	Contractor’s Proposals (State reference numbers and dates		As listed in Appendix 2
or other identifiers of documents in which these are contained.)[8]

Article 4	Contract Sum Analysis		As listed in Appendix 3

(State reference numbers and dates or other identifiers of documents in which this is contained.)[8]

Article 8

Arbitration (If neither entry is deleted, Article 8 and clauses9∙3 to 9∙8 do not apply. If disputes and differences are to be determined by arbitration and not by legal proceedings, it must be stated that Article 8 and clauses 9∙3 to 9∙8 apply.)[9]

		*	Article 8 and clauses 9∙3 to 9∙8 (Arbitration) apply

1∙1	Base Date		June 2015

1∙1	CDM Planning Period[10]		shall mean the period of

4 Weeks

		*	ending on the Date of Possession

20

1∙1	Date for Completion of the Works		25th August 2017
(where completion by Sections does not apply)

Sections: Dates for Completion of Sections[11]

1∙7	Addresses for service of notices by the Parties (If		Employer: __________________
	none is stated, the address in each case, subject		Contractor M+W Group A2
	to clause 1∙7∙3, shall be that shown at the commencement of the Agreement.)[12]		Methuen South, Bath Road, Chippenham, Wiltshire, SNI4
0GT

2∙3	Date of Possession of the site		4th January 2016
(where possession by Sections does not apply)

Sections: Dates of Possession of Sections[11]

[8]	If the relevant document or set of documents takes the form of an Annex to this contract, it is sufficient to refer to that Annex.
[9]

On factors to be taken into account by the Parties in considering whether disputes are to be determined by arbitration or by legal proceedings, see the Design and Build contract Guide, see also footnote [7].

[10]

Under the CDM Regulations 2007 every client is expressly required to allocate sufficient time (the CDM Planning Period) prior to the commencement of construction to enable contractors and others to carry out necessary CDM planning and preparation. There may be cases where that planning and preparation needs to be completed earlier than the Date of Possession and adaptation of the entries may be needed where there are sections.

[11]	Continue on further sheets if necessary, which should be signed or initialled by or on behalf of each Party and then be annexed to this contract.
[12]	As to service of notices etc, outside the United Kingdom, see the Design and Build Contract Guide.

2∙4	Deferment of possession of the site	*	Clause 2∙4
	(where possession by Sections does not apply)		applies

Maximum period of deferment (if less than 6 weeks) is

6 weeks

	Sections: deferment of possession of Sections	*	Clause 2∙4
does not apply

Maximum period of deferment (if less than 6 weeks) is[11]
Section _____:
Section _____:
Section _____:

2∙17∙3	Limit of Contractor’s liability for loss of use etc.		£NIL
(if any)

2∙29∙2	Liquidated damages		at the rate of
	(where completion by Sections does not apply)		£ NIL	per week

Sections: rate of liquidated damages for each Section[11]

2∙34	Sections: Section Sums[11]

2∙35	Rectification Period		Twelve (12) months
	(where completion by Sections does not apply) (If no other period is stated, the period is 6 months.)		from the date of practical completion of the Works

Section: Rectification Periods[11]
(If no other period is stated, the period is 6 months.)

[11]	Continue on further sheets it necessary, which should be signed or initialled by or on behalf of each Party and then be annexed to this contract.

4∙6	Advance payment	*	Clause 4.6
	(Not applicable where the Employer is a Local Authority.)		does not apply

If applicable:
the advance payment will be[13]
£
__________per cent of the Contract Sum
and will be paid to the Contractor on

it will be reimbursed to the Employer in the
following amount(s) and at the following time(s)

4∙6	Advance Payment Bond	*	An advance payment bond
	(Not applicable where the Employer is a Local Authority)		is not required
(Where an advance payment is to be made, an advance payment bond is required unless stated that it is not required.)

[13]	Insert either a monetary amount or a percentage figure, delete the alternative and complete the other required details.
[14]

Delete whichever Alternative is not applicable. Where Interim Payments are to be made by stages (including by quantity of units and sub-units completed) make the appropriate entries or prepare and insert a separate schedule of cumulative stage values.

[8]	If the relevant document or set of documents takes the form of an Annex to this Contract, it is sufficient to refer to that Annex.

4.15.4	Listed Items-uniquely identified (Delete the entry if no bond is required.)

4.15.5	Listed Items-not uniquely identified (Delete the entry if clause 4.15.5 does not apply.)

4.17	Contractor’s Retention Bond (Not applicable where the Employer is a Local Authority) (Not applicable unless stated to apply and relevant particulars are given below)	*	Clause 4.17
applies

If clause 4.17 applies, the maximum aggregate sum for the purposes of clause 2 of the bond is to the value of 3% of the Contact Sum.

4.18.1	Retention Percentage (The percentage is 3 per cent unless a different rate is stated; if no retention is required, insert ‘Nil’ or ’O’.)		NIL-See 4.17 above

[15]	Cumulative value of final stage must be equal to the Contract Sum.
[16]

The first date should not be more than one month after the Date of Possession. Where it is intended that interim Applications be made on the last day of each month, the entry may be completed/amended to read “the last day of (insert month) and thereafter the last day in each month or the nearest Business Day in that month.” After practical completion, clause 4.8.3 provides for intervals of 2 months (or such other period as the Parties agree) between Interim Applications.

5.5	Daywork

6.4.1.2	Contractor’s insurance: injury to persons or property - insurance cover (for any one occurrence or series of occurrences arising out of one event)		£5,000,000.00

6.5.1	Insurance - liability of Employer

6.7 and Schedule 3	Insurance of the Works - insurance Options[17][20]		Schedule 3:

		*	Insurance Option A applies/

[17]	Delete all but one.
[18]	The Part to be deleted depends upon which method of formula adjustment (Part 1 - Work Category Method or Part II - Work Group Method) is applicable.
[8]	If the relevant document or set of documents takes the form of an Annex to this contract, it is sufficient to refer to that Annex.
[19]

Insert an amount where it is stated in the Employer’s Requirements that insurance under clause 6.5.1 is required.  If the indemnity is to be for an aggregate amount and not for any one occurrence the entry should be amended to make this clear.

[20]

Obtaining Terrorism Cover, which is necessary in order to comply with the requirements of Insurance Option A, B or C, will involve an additional premium and may in certain situations be difficult to effect. Where a difficulty arises discussion should take place between the Parties and their insurance advisers. See the Design and Build Contract Guide.

6.7 and Schedule 3 Insurance Option A (paragraphs A.1and A.3), B (paragraph B.1) or C (paragraph C.2)	Percentage to cover professional fees (If no other percentage is stated, it shall be 15 per cent.)		15 per cent

6.7 and Schedule 3	Annual renewal date of insurance		31st December 2016

Insurance Option A (paragraph A.3)	(as supplied by the Contractor)

6.12	Professional Indemnity insurance	*	Amount of indemnity required

Level of cover

(If an alternative is not selected the amount shall be the aggregate amount for any one period of insurance. A period of insurance for these purposes shall be one year unless otherwise stated.)

		*	is the aggregate amount for any one period of insurance

	(If no amount is stated, insurance under clause 6.12 shall not be required.)		and is £ 5,000,000.000

	Cover for pollution and contamination claims (If no amount is stated, such cover shall not be required; unless otherwise stated, the required limit of indemnity is an annual aggregate amount.)	*	is not required

	Expiry of required period of Professional Indemnity insurance is (If no period is selected, the expiry date shall be 6 years from the date of practical completion of the Works.)	*	12 years/
*

6.14	Joint Fire Code	*	The Joint Fire Code applies[21]

	If the Joint Fire Code applies, state whether the insurer under Schedule 3, Insurance Option A, B or C (paragraph C. 2) has specified that the Works are a ‘Large Project’:		* Yes[21]

6.17	Joint Fire Code - amendments/revisions (The cost shall be borne by the Contractor unless otherwise stated.)	*	The cost, if any, of compliance with amendment(s) or revision(s) to the Joint Fire Code shall be borne by the Employer/the Contractor

[21]	Where Insurance Option A applies these entries are made on information supplied by the Contractor.

7.2	Assignment/grant by Employer of rights under clause 7.2 (If neither entry is deleted, clause 7.2 applies.)	*	Clause 7.2
applies

	Sections: rights under clause 7.2 (If clause 7.2 applies, amend the entry if rights under that clause are to apply to certain Sections only.)	*	Rights under clause 7.2 apply to each Section

8.9.2	Period of suspension (If none is stated, the period is 2 months.)		2 months

8.11.1.1 to	Period of suspension		2 months
8.11.1.6	(If none is stated, the period is 2 months.)

9.2.1	Adjudication[22]		The Adjudicator is

Nominating body – where no Adjudicator is named or where the named Adjudicator is unwilling or unable to act (whenever that is established)[23] (Where an Adjudicator is not named and a nominating body has not been selected, the nominating body shall be one of the bodies listed opposite selected by the Party requiring the reference to adjudication.)

		*	The Royal Institution of Chartered Surveyors

9.4.1

Arbitration[26] – appointor of Arbitrator (and of any replacement)[27]

(If no appointor is selected, the appointor shall be the President or a Vice-President of the Royal Institute of British Architects.)

President or a Vice-President:
		*	The Royal Institution of Chartered Surveyors

[22]

The Parties should either name the Adjudicator and select the nominating body or, alternatively, select only the nominating body. The Adjudication Agreement (Adj) and the Adjudication Agreement (Named Adjudicator) (Adj/N) have been prepared by JCT for use when appointing an Adjudicator.

[23]	Delete all be one of the nominating bodies asterisked.
[24]	constructionadjudicators.com is a trading name of Contractors Legal Grp Ltd.
[25]	Association of Independent Construction Adjudicators acts as an agent of and is controlled by the National Specialist Contractor’s Council for the purposes of the nomination of adjudicators.
[26]	This only applies where the contract Particulars state (against the reference to Article 8) that Article 8 and clauses 9.3 to 9.8 (Arbitration) apply.
[27]	Delete all but one of the bodies asterisked.

Attestation

Note on Execution

This Agreement should be executed by both the Employer and the Contractor either under hand or as a deed. As to factors relevant to that choice, see the Design and Build Contract Guide.

Execution under hand

If this Agreement is to be executed under hand, use the form set out on the following page. Each Party or his authorised representative should sign where indicated in the presence of a witness who should then sign and set out his name and address.

Execution as a Deed

If this Agreement is to be executed as a deed, each Party should use the relevant form marked ‘Execution as a Deed’ in accordance with the notes provided.

Other forms of Attestation

In cases where the forms of attestation set out are not appropriate, e.g. in the case of certain housing associations and partnerships or if a Party wishes an attorney to execute this Agreement on his behalf, the appropriate form(s) may be inserted in the vacant space opposite and/or below.

Notes on Execution as a Deed

1

For the purposes of execution as a deed, two forms are provided for execution, one for the Employer and the other for the Contractor. Each form provides four methods of execution, (A) to (D), for use as appropriate. The full name of the Employer or Contractor (whether an individual, a company or other body) should be inserted where indicated at the commencement of the relevant form. This applies irrespective of the method used.

2	For public and private companies incorporated and registered under the Companies Acts, the three principal methods of execution as a deed are:

(A) through signature by a Director and the Company Secretary or by two Directors;

(B) by affixing the company’s common seal in the presence of a Director and the Company Secretary or of two Directors or other duly authorised officers; or

(C) signature by a single Director in the presence of a witness who attests the signature.

Methods (A) and (C) are available to public and private companies whether or not they have a common seal. (Method (C) was introduced by section 44(2)(b) of the Companies Act 2006.) Methods (A) and (C) are not available under companies legislation to local authorities or to certain other bodies corporate, e.g. bodies incorporated by letters patent or private Act of Parliament that are not registered under companies legislation and such bodies may only use method (B).

3	Where method (A) is being used, delete the inappropriate words and insert in the spaces indicated the names of the two Directors, or of the Director and the Company Secretary, who are to sign.

4

If method (B) (affixing the common seal) is adopted in cases where either or both the authorised officers attesting its affixation are not themselves a Director or the Company Secretary, their respective office(s) should be substituted for the reference(s) to Director and/or to Company Secretary/Director. (In the case of execution by bodies that are not companies, the reference to “Company” under the second signature should be deleted where appropriate.)

5

Method (C) (execution by a single Director) has been introduced primarily, but not exclusively, for ‘single officer’ companies. The Director should sign where indicated in the presence of a witness who should then sign and set out his name and address.

6	Where the Employer or Contractor is an individual, he should use method (D) and sign where indicated in the presence of a witness who should then sign and set out his name and address.

Execution as a Deed

Executed as a Deed by the Employer

namely 1  QUOTIENT BIOCAMPUS LIMITED

(A)	acting by a Director and the Company Secretary/two Directors of the company[2,3]

and
(Print name of signatory)			(Print name of signatory)

Signature	Director		Signature	Company Secretary/Director

(B)	by affixing hereto the common seal of the company/other body corporate [2,4]
in the presence of

Signature	Director

Signature	Company Secretary/Director

[Common seal of company]

(C)	by attested signature of a single Director of the company [2,5]

/s/ D.J.P.E. Cowan
Signature	Director

in the presence of

Witness’ signature	/s/ Nele Wordsworth Bhebhe	(Print name)	Nele Wordsworth Bhebhe

Witness’ address		c/o No.2 LOCHRIN SQUARE, 96 Fountain bridge, Edinburgh, EH3 9QA

(D)	by attested signature of the individual [6]

Signature

in the presence of

Witness’ signature	(print name)

Witness’ address

Note: The numbers on this page refer to the numbered paragraphs in the Notes on Execution as a Deed.

Execution as a Deed

Executed as a Deed by the Contractor

namely 1 MW HIGH TECH PROJECTS UK LIMITED

(A)	acting by a Director and the Company Secretary/two Directors of the company [2,3]

SPENCER BABER		and	PAUL SYMONDS
(Print name of signatory)			(Print name of signatory)

By:/s/ SPENCER BABER			By:/s/ PAUL SYMONDS
Signature	Director		Signature Director

Note: The numbers on this page refer to the numbered paragraphs in the Notes on Execution as a Deed.

M+W UK/Scientific Lesser Limited (SLL)

“Schedule of Amendments” to JCT Design and Build Contract 2011

APPENDIX A – Part 1 - DEFINITION OF PRIME COST

PRIME COST IS DEFINED AS INCLUDING:

1.

All payments made to or in connection with all persons engaged full or part time upon the Works, including incentive payments, holiday stamps, bonus, general expenses, subsistence and travelling expenses, payments made in accordance with the current Staff Handbook, Employers’ contribution to National Insurance and Government and Company Pension Scheme and any payroll tax, levy, contribution or payments which may be imposed and which shall be payable in respect of such persons.

2.	The cost of materials and goods actually used in connection with the Works.
3.	Payments due to Sub-contractors in accordance with the terms and conditions of their Sub-contract.
4.	The cost of statutory fees and other specialist service fees.
5.	Travelling and hotel accommodation and other expenses of all staff (salaried or otherwise) other than Executive Directors.
6.	(a) The cost of insurance of plant and tools against fire.
(b) The cost of insurances and Bonds including SLL own defects liability insurance allowance.
(c) The stated amount for each and every claim resulting from the insurance clauses.
7.

The cost of cartage, transport to and from Site, erection, site maintenance and dismantling of all plant, tools, fencing, scaffolding, huts, sheds, mess rooms, etcetera, together with the running costs, i.e. electricity, gas, petrol, oil, etcetera, of all mechanical plant.

8.	The hire charge of mechanical and non mechanical plant at invoiced cost.
9.	Site office expenses, including telephone charges and postage.
10.	The cost of any tax, levy, contribution or payment or of any variation in tax legislation which may be imposed and which shall be payable in respect of the Works.
11.	The cost of Design and Consultants costs incurred on the project.

INITIALS:

M+W/Scientific Lesser Limited (SLL)

“Schedule of Amendments” to JCT Design and Build Contract 2011

APPENDIX A – Part 1 - DEFINITION OF MANAGEMENT FEE

The Management Fee shall be a sum equal to 8% of the total of the Prime Cost, the Design Fee and any Additional Design Fee (excluding VAT). The Management Fee shall be deemed to include:

1.	The Management, organisational, accounting and specialist services of Head Office Staff.
2.	All charges for rent, rates, taxes, telephones, stationary, heating, lighting, cleaning and all other overhead expenditure relating to Head Office.
3.	All expenses incurred by Executive Directors, including the cost of travelling and hotel accommodation.
4.	Profit.

INITIALS:

SCHEDULE OF AMENDMENTS TO THE JCT DESIGN & BUILD CONTRACT (2011 Edition)

BETWEEN MW HIGH TECH PROJECTS UK LIMITED AND QUOTIENT BIOCAMPUS LIMITED

RECITALS

Second Recital

In line 1, after “in response to” insert “(and having examined)” and in line 3, after “the Works”, insert “which proposals the Contractor is satisfied will, in all respects, meet the Employer’s Requirements”.

Third Recital

Delete the existing recital and substitute the following therefor:-

“The Contractor has examined the Employer’s Requirements and is satisfied that the Contractor’s Proposals are in conformity therewith and has also agreed to accept responsibility for any design contained in the Employer’s Requirements.”

ARTICLES

Article 1: Contractor’s obligations

Delete the existing Article and substitute the following instead:-

“1.1

The Contractor shall design and carry out and complete the Works in accordance with, and the rights and duties of the Employer and the Contractor shall be regulated by, these Articles of Agreement together with the contract particulars forming part of this Agreement (the “Contract Particulars”) and the Schedule annexed hereto (the “Schedule”) including, without limitation, the Contract Documents as defined in the Conditions (as hereinafter defined) as such Conditions are amended by the Schedule of Amendments (“the Schedule of Amendments”) and listed in the Schedule Part 8 of the Conditions all of which Contract Documents are hereby incorporated in and form part of this Agreement. If there is any conflict or inconsistency between the Schedule of Amendments on the one hand, and the terms of any other items referred to in this Article 1 on the other hand, the terms of the Schedule of Amendments shall prevail and have effect in priority to the items referred to in this Article 1.

1.2

Notwithstanding the date or dates of execution of this Contract, the employment of the Contractor under this Contract shall be deemed to have commenced with effect from the date on which the Contractor began to perform his duties and comply with his obligations under this Contract.”

Article 2: Contract Sum

Delete the existing Article and substitute the following instead:-

“The Employer shall pay the Contractor at the times and in the manner specified in the Conditions the Prime Cost, the Management Fee and any direct loss and/or expense ascertained under clause 4.20 (the “Contract Sum”).”

Article 5: CDM Co-ordinator

Delete the existing Article and substitute the following instead:-

“5.1

Prior to the CDM Date, the CDM Co-ordinator for the purposes of the CDM Regulations is Thomson Gray Limited, incorporated under the Companies Acts (Registered Number SC270835) and whose Registered Office is at Prospect House, 5 Thistle Street, Edinburgh, EH2 IDF or, if they cease to be the CDM Co-ordinator, such other person as the Employer shall appoint pursuant to those Regulations.

5.2

On and from the CDM Date, the Principal Designer for the purposes of the CDM Regulations shall be Thomson Gray Limited, incorporated under the Companies Acts (Registered Number SC270835) and whose Registered Office is at Prospect House, 5 Thistle Street, Edinburgh, EH2 1DF or such other person as the Employer shall appoint pursuant to those Regulations or, if they cease to be the Principal Designer, such other person as the Employer shall appoint pursuant to those Regulations.”

Article 6: Principal Contractor

Delete the existing Article and substitute the following instead:-

The Principal Contractor for the purposes of the CDM Regulations is the Contractor or, if he ceases to be the Principal Contractor, such other contractor as the Employer shall appoint pursuant to those Regulations.”

CONTRACT PARTICULARS: PART 1

4.7	Delete all entries in respect of “Method of Payment” and “Alternative A: Stage payments” and delete the words “Alternative B:” from before the words “Periodic Payments”.

CONTRACT PARTICULARS: PART 2

Part 2: Third Party Rights and Collateral Warranties

This part of the Contract shall be deleted in its entirety and the following substituted instead:-

“[Number Not Used]”

CONDITIONS

Section 1 Definitions and Interpretation

Definitions

1.1	Amend the following definitions to read:

“Conditions” means the clauses set out in Sections 1 to 9 of these Conditions as amended and supplemented by the Schedule of Amendments.

“Tenant” means (i) the first party entering into an agreement for lease and/or lease of the whole of the Premises or each first party entering into an agreement for lease and/or lease of a substantial part of the Premises in the event that parts of the Premises are let to more than one party from the Employer where the Employer has purchased the Premises from the Owner in terms of the Agreement for Lease dated 25 November 2015; (ii) or the first party (other than the Employer) entering into an agreement for lease and/or lease of the whole of the Premises or each first party (other than the Employer) entering into an agreement for lease and/or lease of a substantial part of the Premises in the event that parts of the Premises are let to more than one party from the Owner in the event that the Employer does not purchase the Premises directly from the Owner as provided for in the Agreement for Lease dated 25 November 2015;

“Third Party Agreement” means (i) the Agreement for Lease entered into between the Owner and the Employer, dated 25 November 2015; and (ii) any agreements, contracts, licences or consents entered into with any Statutory Undertaker;

Delete the following definitions:-

“Funder”

“Funder Rights”

“Funder Rights Particulars”

“P & T Rights”

“P & T Rights Particulars”

“Purchaser”

“Tenant”

Interpretation

Headings, references to persons, legislation etc

1.4	Delete the text of sub-clause 1.4 and substitute the following instead:-
“1.4.1	The Clause headings in this Contract are for convenience only and do not affect its interpretation.
1.4.2

Words importing the singular meaning shall, where the context so admits, include the plural meaning and vice-versa; words denoting the masculine gender shall include the feminine and neuter genders; words denoting natural persons shall include corporations and firms; and all such words shall be construed interchangeably in that manner.

1.4.3	Where the context so admits, references in this Contract to a Clause are to a Clause of this Contract; and references to a Schedule is to the Schedule to this Contract.
1.4.4

References in this Contract to any statute or statutory instrument shall include and refer to any statutory amendment or re-enactment thereof from time to time for the time being, including any legislation which re-enacts it, with or without modification.

1.4.5	The words “include”, “including” and similar expressions shall be construed without limitation.
1.4.6

If any term or provision of this Contract or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Contract or the application of such term of provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby and each term of provision of this Contract shall be valid and enforceable to the fullest extent permitted by law.

1.4.7

Where any clause or sub-clause is deleted ánd not replaced by other text, there shall be deemed to be added to such clause or sub-clause the words “number not used” and there shall be no consequential renumbering, unless stated to the contrary.

1.4.8	The words of this Contract shall bear their natural meaning. The parties have had the opportunity to take legal advice on this Contract and no terms shall be construed contra proferentem.”

Contract (Rights of Third Parties) Act 1999

1 .6	Delete the text of sub-clause 1 .6 and substitute the following instead:-

“Except as provided for in clauses 7, 7A, 7B, 7C and/or 7D nothing in this Contract confers or is intended to confer any right to enforce any of its terms on any person who is not a party to it.”

Notices and other communications

1.7	Delete the text of sub-clause 1 .7 and substitute the following instead:
“1.7.1.1

All notices, certificates, valuations, orders or other written communications required to be served or sent under the terms of this Contract (“Notices”) shall require to be in writing. The addresses or numbers for service are those stated in the parties designations in this Contract, or such other address for service as may be notified in writing for time to time.

1.7.1.2	Unless otherwise specifically provided, all Notices shall require to be served or sent by hand delivery or by first class recorded delivery post or by fax or by email.
1.7.1.3	All Notices shall be sufficiently served if served by or on the parties’ solicitors, being:
for the Employer: DWF LLP, Dalmore House, 310 St Vincent Street, Glasgow G2 5QR; and
for the Contractor: Clarke Willmott LLP, 1 Georges Square, Bath Street, Bristol BSI 6BA.
1.7.1.4	All Notices sent in accordance with this Clause shall be deemed to have been validly served in accordance with this Contract:-
1.7.1.4.1	at the time of delivery (hand delivered);
1.7.1.4.2	on the second working day after posting (if posted); and
1.7.1.4.3	upon the fax transmission having been effected (if faxed) or completion of transmission of the email message (if emailed). For record purposes, however, any faxed or emailed Notice shall also be sent forthwith by first class recorded delivery post or hand delivery in each case, unless proved to the contrary.”

“CDM Date” means 5 October 2015, or such other earlier date upon which the Principal Designer is appointed.

“CDM Regulations” means the Construction (Design & Management) Regulations 2015 and the Code of Practice entitled “Managing Health and Safety in Construction” approved and issued by the Health & Safety Commission in connection with such Regulations as the same may have been, or may from time to time be, amended, modified or re-enacted.

“Construction Phase Plan” means the construction phase plan prepared by the Principal Contractor as required by the CDM Regulations, including all updates and revisions made or required by the CDM Regulations.

“Contractor’s Documents” means all documents (including the Contractor’s Design Documents), CAD materials, plans, designs, diagrams, technical data, models, bills of quantities, reports, calculations and other recorded information (and any designs contained in them), of any nature whatsoever, which have been or will be written, prepared and/or produced by or on behalf of the Contractor in connection with the design and/or construction of the Works.

Add the following new definitions:-

“Design Duty of Care” means the standard of reasonable skill, care and diligence to be expected from a properly qualified and competent design consultant of the relevant discipline who is experienced in designing works of a similar size, scope, purpose and complexity as the Works (and/or a relevant part or parts thereof as appropriate) to be exercised by the Contractor;

“Environmental Protection Legislation” means all laws, regulations, directives, publicly available codes of practice, circulars, guidance and notices concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any radioactive emissions and any natural or artificial substance (whether in sold or liquid form or in the form of a gas or vapour and whether along or in combination with any other substance) capable (in each case) of causing harm to man or any other organism or damaging the environment or public health or welfare, including (without limitation) any controlled, special, hazardous, toxic, radioactive or dangerous waste;

“Force Majeure” means any unpredictable occurrence which is beyond the responsibility and control of either the Contractor or the Employer, attributable either to the forces of nature or to other circumstances not confined in their effects wholly or principally to the Contractor or the Employer, the Site or the Works or to the obtaining of labour and/or materials required for the purposes of the Works;

“Good Industry Practice” means that degree of skill, care, prudence and foresight and operating practice or generally recognised industry or service standard as at the date or dates of execution of this Contract which:- (a) would reasonably and ordinarily be expected from time to time of a skilled and experienced contractor (engaged in the same type of undertaking as that of the Contractor) under the same or similar circumstances; or (b) (where there is no equivalent type of undertaking) would be expected from a prudent and experienced person in order to implement the specific task set out in this Contract;

“Management Fee” means the fee set out at Appendix B annexed at Part 1 of the Schedule;

“Necessary Consents” means all planning or listed building consents and building warrants which are required for the purposes of carrying out the Works;

“Owner” means Scottish Enterprise established under the Enterprise and New Towns (Scotland) Act 1990 and having their principal place of business at Atrium Court, 50 Waterloo Street, Glasgow;

“Practical Completion” means a stage of completeness of the Works or a Section in which there are no apparent deficiencies or defects in the Works or such Section, no incomplete items of work, the Site has been substantially cleared of all temporary buildings, builders’ plant and equipment, unused materials and rubbish and the design and construction of the Works has been carried out and completed in accordance with all applicable standards and requirements provided that where the Contract Documents and/or any Third Party Agreements expressly state that the commissioning, testing and/or adjustment of any mechanical or electrical services installations forming part of the Works are to be completed before practical completion of the Works or any Section is to be regarded for the purposes of this Contract as achieved, then the Works or any such Section shall not be considered to have achieved practical completion for the purposes of this Contract until such commissioning testing and/or adjustment is completed as the Contract Documents and/or any Third Party Agreements require;

“Premises” means Plot 3, BioCampus, Roslin, Midlothian, EH26 OPZ upon which the Project is to be carried out;

“Prime Cost” means the fee set out at Appendix A annexed at Part 1 of the Schedule;

“Principal Designer” means, from the CDM Date, the party named in Article 5 or any successor appointed by the Employer;

“Programme” means a programme as agreed by the parties for the carrying out and completion of the Works in accordance with the terms of this Contract with provision for the orderly and efficient production of the design of the Works and completion of the Works by or before the Completion Date to be provided by the Contractor in accordance with Clause 2.8.2;

“Project” means the design, construction and fit out of Phase One Life Sciences I Productions Facility;

“Purchaser” means (i) the first party (other than the Employer) entering into an agreement with the Owner to purchase the Premises or each first purchaser (other than the Employer) of each substantial part or parts thereof in the event that parts of the Premises are sold to more than one party in the event that the Employer does not purchase the Premises directly from the Owner as provided for in the Agreement for Lease dated 25 November 2015; or (ii) the first party entering into an agreement with the Employer to purchase the Premises or each first purchaser of each substantial part or parts thereof in the event that parts of the Premises are sold to more than one party where the Employer has purchased the Premises from the Owner as provided for in the Agreement for Lease;

“Purchaser’s Funder” means the first party providing finance to each Purchaser;

“Site” means the land and property at Plot 3, BioCampus, Roslin, Midlothian upon which the Works are to be carried out and the extent of which is shown, for identification purposes only, edged red on the plan annexed at Part 2 of the Schedule;

“Sub-Contract” means the sub-contract of each Sub-Contractor;

“Sub-Contractor” means any sub-contractor with a material design or material build responsibility in respect of the Works;

Section 2: Carrying out the Works

Contractor’s Obligations

General Obligations

2.1.1	In the second line after “manner” insert “following Good Industry Practice,”
2.1.1	In the second line after “Contract Documents” insert “, Necessary Consents,”
2.1.1

At the end of clause 2.1.1, insert, “The Contractor shall in carrying out the design for the Works exercise the skill and care to be expected of an appropriately qualified and competent design and build contractor experienced in carrying out works of the nature, scale and complexity to the Works.”

2.1.3	In the first line after “The contractor shall” insert “immediately”.
2.1.5	Insert a new Clause 2.1.5 as follows:
“2.1.5.1

Subject to the provisions of clause 3.7, the Contractor shall not undertake the Works or any part of the Works other than in compliance with the Employer’s Requirements and the Contractor’s Proposals without the prior written consent of the Employer.

2.1.5.2

If the Contractor undertakes the Works or any part thereof other than in compliance with Clause 2.1.5.1 it shall not be entitled to payment for such works done or in any entitlement to an extension of time or additional monies relating to those works.”

2.1.6	Insert new clause 2.1.6 as follows:-
“2.1.6.1

The Contractor shall carry out and complete the Works in conformity with the Employer’s obligations under any Third Party Agreement which the Employer shall have brought to the attention of the Contractor including any Third Party Agreement which the Employer shall bring to the attention of the Contractor from time to time and without infringing any right, reservation, covenant, restriction, stipulation or other encumbrance that is binding upon or affects the Site; and

2.1.6.2

Provided that the Employer has brought such Third Party Agreement to his attention, the Contractor undertakes to the Employer that he has performed and shall continue to perform his obligations under Contract in such a manner and at such times that no negligent act, omissions or default on the part of the Contractor or any of his professional consultants or their respective employees, agents or sub-contractors shall cause or contribute to any breach by the Employer of any of its obligations under any Third Party Agreement.”

2.1.7	Insert new clause 2.1.7 as follows:
“2.1.7

Details of any Statutory Consents, consents or approvals already obtained by the Employer are given in the Employer’s Requirements. The Contractor shall be responsible for obtaining all other Necessary Consents and to fulfil the following obligations including but not limited to discharging the planning conditions, obtaining any subsequent amendments to the planning permission and applying for the building control certificate/building warrants.”

Possession

Date of Possession — progress

2.3Renumber the existing clause 2.3 as 2.3.1 and add the following after the word “proceed with” in line 3:-

“the same in accordance with the Works Programme”

2.3.2Add the following new sub-clauses:-

“2.3.2.1

The Contractor hereby confirms that prior to the commencement of construction on Site he has reviewed the Pre-Construction Information (as defined in the CDM Regulations) and is satisfied that it is both appropriate for the Contractor’s proposed method of construction and sufficiently developed to enable construction work to proceed on Site in accordance with the requirements of the CDM Regulations. The Contractor shall, before construction work on Site is due to commence, develop the Construction Phase Plan so as to ensure that construction work can proceed on Site in accordance with the requirements of the CDM Regulations without there being any delay or disruption to the commencement and subsequent execution of the Works or a Section.

2.3.2.2

The Contractor shall use its best endeavours to keep the Site at all times safe and secure and shall ensure that only personnel authorised by the Contractor in connection with the due and proper execution of the Works or any part thereof or by the Employer gain access to or occupy the Site or any part thereof.

2.3.2.3

Whenever the Contractor completes any discrete part of the Works or a Section or upon Practical Completion of the Works or a Section he shall remove from the relevant area or part of the Site all surplus materials, all plant, equipment and other items belonging to the Contractor and leave the area in a neat and tidy condition.”

Add, as a new Clauses 2.3A and 2.3B, the following:

“Start of construction phase

2.3A

Notwithstanding clause 2.3 and without prejudice to any other obligation of the Contractor, the Contractor shall not start the “Construction Phase” (as defined in Regulation 2 of the CDM Regulations) in breach of Regulation 13 and 22 of the CDM Regulations.

Delivery up of Site

2.3B

Upon termination of the Contractor’s employment under this Contract, whether in accordance with clauses 8.4, 8.5, 8.6, 8.9, 8.10 or 8.11 or otherwise or upon termination of this Contract and whether or not any purported termination by the Employer is disputed by the Contractor, the Contractor shall immediately bring an end to the Works in an orderly manner and make safe the Site and the Works and shall forthwith deliver possession of them to the Employer within 14 days of termination. The Employer shall allow the Contractor a reasonable opportunity to return to the Site to collect its plant and equipment (subject to the provisions of clause 8.7).”

Supply of Documents, Setting Out etc.

Contract Documents

2.7.2Delete the words “for the purposes of regulation 10” and insert “to be provided to the Contractor under regulation 4”

Construction Information

2.8	Renumber the existing Clause 2.8 as 2.8.1 and add the following new clauses:-
“2.8.2

The Contractor shall, not less than 10 working days before the Date of Possession, provide to the Employer’s Agent two copies of the Programme for the design and construction of the Works. Such programme should contain the following information:-

-sufficient detail for the design and construction of the Works;

-well defined logic for the design and construction of the Works;

-a critical path for the works (with zero float); and

-be suitable as a tool for monitoring the design and construction of the Works.

2.8.3

The Contractor shall revise the Programme as appropriate from time to time if and within 5 working days after it becomes apparent that the progress of the Works is being delayed by any circumstances, or that a change of programme is necessary to avoid or minimise delay, the Contractor shall supply the Employer’s Agent with two copies of a suitably revised programme.

2.8.4

Each month the Contractor shall report to the Employer in writing comparing the progress of the Works with the Programme current at that time, and promptly advise the Employer of any delay or disruption to the Works and agree measures with the Employer in respect of mitigation of any such delay or disruption of the Works.”

Site boundaries

2.9	Renumber the existing clause 2.9 as 2.9.1 and add the following new clauses:-
“2.9.2

The Employer shall be responsible for making whatever arrangements are necessary for obtaining ingress to or egress from the Site or to execute any work off-site in order for the Contractor to carry out and complete the Works in accordance with this Contract and the Contractor shall comply with all such arrangements.

2.9.3

The Employer shall be responsible for settling appropriate arrangements for such access with the local highway or other appropriate authority and/or owners or occupiers, as appropriate, and the Contractor shall comply with all such arrangements.”

Discrepancies and Divergences

Preparation of Employer’s Requirements

2.11Delete the text of sub-clause 2.11 and substitute the following instead:-

“The Contractor has examined the Employer’s Requirements and subject to the Conditions hereinafter contained, the Contractor accepts responsibility for any design contained in the Employer’s Requirements and confirms that the Employer’s Requirements are satisfied by the Contractor’s Proposals and the Contract Sum Analysis”.

Discrepancies in documents

Delete Clause 2.14 entirely and insert:

“2.14

Where there is a discrepancy within the Contractor’s Proposals or within the Employer’s Requirements (including any non-compliance with the Statutory Requirements) or a divergence between the Employer’s Requirements and the Contractor’s Proposals, the Contractor shall notify the Employer in writing of its proposed amendment to remove the discrepancy or divergence and (subject always to compliance with the Statutory Requirements) the Employer shall decide between the discrepant or divergent items or otherwise may accept the Contractor’s proposed amendments and the Contractor shall be obliged to comply with the decision or acceptance by the Employer.”

Design Work — liabilities and limitation

2.17.1	Delete the text of sub-clauses 2.17.1 and substitute the following instead:-
“2.17.1

The Contractor accepts responsibility for the design of the whole of the Works, including (without limitation) any design contained in the Employer’s Requirements, the Contractor’s Proposals and design developed after the preparation of the Employer’s Requirements.”

2.17.4	Insert a new clause as follows:

“Neither party shall be liable to the other for any indirect, special or consequential loss or loss of profit, loss of production, loss of contracts, loss of use, loss of business, and loss of business opportunity”

2.17.5	Insert a new clause as follows:

“The Contractor’s liability under or in connection with this Contract shall be limited to the Contract Sum. No action or proceedings under or in connection with the Contract shall be commenced against the Contractor after the expiry of 12 (twelve) years from completion of the Works. Provided that this clause 2.17.5 shall not exclude or limit the Contractor’s liability for:

2.17.5.1	death or personal injury caused by the Contractor’s negligence; or
2.17.5.2	fraud or fraudulent misrepresentation

Add the following new sub-clauses:-

“2.17.4

The Contractor warrants and undertakes to the Employer that, in designing the Works, the Contractor has exercised and will continue to exercise the Design Duty of Care. The Contractor further warrants and undertakes that the Works shall be designed using Good Industry Practice.

2.17.5

Without prejudice to the generality of sub-clauses 2.17.1 and 2.17.4, the Contractor warrants and undertakes to the Employer that the Contractor has exercised and will continue to exercise the Design Duty of Care to ensure that the Works, when completed, will comply with any performance specification or requirement included or referred to in the Employer’s Requirements and/or the Contractor’s Proposals or to be reasonably inferred therefrom.”

2.17.4	The Contractor shall execute all works and things required necessary in order:-
2.17.9.1	to comply with the Environmental Protection Legislation;
2.17.9.2	to enable a fire certificate to be granted in respect of the Project (or any relevant part or parts thereof); and
2.17.9.3

to satisfy any pre-requisites for the adoption of relevant part or parts of the Works or a Section by the local authority or other relevant statutory authority (including, without limitation, drainage, water, gas, electricity and telecommunications authorities).

Without prejudice to the generality of sub-clause 2.17.4, the Contractor warrants and undertakes that he has taken account of the requirements of the local and all other competent authorities and the statutory requirements of the relevant fire officer as may be necessary to ensure the adequacy of the design of the Works and the construction of the Works, as contemplated or specified in the Employer’s Requirements.

2.17.5	The Contractor shall procure:
2.17.5.1	that no mechanical or electrical services serving any part of the Site other than the Premises shall pass through the Premises;

2.17.5.2

that any plant and equipment and/or smoking areas located on the exterior of the Premises or the remainder of the Contractor is positioned or suitably screened so that it cannot be seen or heard from the interior of the Premises; and

2.17.5.3	the carrying out of all mains services connections.
2.17.6

The Contractor shall perform and discharge and/or procure the performance and discharge of all the functions, duties and obligations imposed upon a Principal Contractor and Designers relative to the Works pursuant to the CDM Regulations.

2.17.7

The Contractor shall not specify for use or use and shall not permit or approve for use in connection with the construction of the Works any goods, materials, processes or substances which at the date of incorporation are not in accordance with British or European Standards and Codes of Practice (and where in the case of British or European Standards or Codes of Practice there is a range of equivalent standard substances which are not in accordance with such other equivalent standards) or substances which are not recommended or are identified as being deleterious, unsatisfactory or of unsuitable quality having regard to the provisions of the latest edition of the publication entitled “Good Practice in the Selection of Construction Materials” published by the British Council for Offices current as at the date of specification of the relevant goods etc or substances, materials, products, techniques or methods known in the construction industry, as at the date of incorporation in any part of the Works, to be deleterious including substances, materials, products, techniques or methods which have been publicised in the British Research Establishment Digest as amended from time to time as being deleterious to health and safety or to the durability of property in the circumstances in which they are used.

2.17.8

The Contractor has had the opportunity of inspecting the physical conditions (including the sub-surface conditions) and other conditions of or affecting the Site and shall be deemed to have fully acquainted himself with the same and to have obtained all information available which may influence or affect the execution of the Works. The Contractor shall have no liability for any unforeseen ground conditions which would not have been reasonably foreseen by a competent and experienced design and build contractor working on works similar to the scope and size of the Works under this Contract. Such unforeseeable ground conditions include contamination, sub-soil and sub-surface hazardous conditions, materials or obstructions or adverse physical conditions. Any instructions which the Employer may issue consequent on any such unforeseen ground conditions shall give rise to a Change in the Works, an entitlement to an adjustment of the Completion Date under clauses 2.23 to 2.25 and reimbursement of loss and/or expense under clause 4.20. Any costs incurred as a result of such unforeseen ground conditions shall be included within the Prime Cost.

2.17.9	The obligations and liabilities of the Contractor in terms of or arising out of this Contract shall not be released, diminished or in any other way affected by:-
2.17.9.1	any enquiry or inspection into any relevant matter which may be made or carried out by or on behalf of the Employer or the Employer’s Agent;
2.17.9.2

the Employer or the Employer’s Agent including the value of any design, work, materials or goods in any certificate or statement or any interim or final payment or any certificate, written statement or notice pursuant to this Contract;

2.17.9.3

any approval, admission, consent, comment, sanction, acknowledgement, confirmation or advice made or given by or on behalf of the Employer or the Employer’s Agent, or in any case in the absence thereof; or

2.17.9.4	the attendance at meetings by the Employer or the Employer’s Agent.
2.17.10

For the purposes of the Working Time Regulations 1998 (“the WTRs”) the Contractor expressly agrees and warrants that neither the Contractor nor any of his sub-contractors or any workers employed by the Contractor and/or his sub-contractors are workers employed by the Employer. The Contractor further agrees and warrants that he shall ensure compliance with the WTRs in relation to his own workers and shall ensure that any sub-contractors comply with the WTRs in respect of their workers. Further, the Contractor shall indemnify and keep indemnified the Employer in respect of any claim which may be brought against the Employer in any court, employment tribunal or other forum relating to any breach of the WTRs committed by the Contractor or his sub-contractors or arising from any failure on the part of the Contractor or his sub-contractors to implement or comply with the WTRs.”

Fees, Royalties and Patent Rights

Fees or charges legally demandable

2.18Delete the remainder of the clause from the words “and indemnify the Employer against any liability resulting …” until the end of the clause.

Royalties and patent rights — Contractor’s indemnity

2.19Delete the remainder of the clause from the words “and the Contractor shall indemnify the Employer …” until the end of the clause.

Unfixed Materials and Goods — property, risk etc.

Materials and goods — Sub-Contract

2.22	Delete existing Clause 2.22 and substitute the following instead:-
2.22.1

“The Contractor shall include appropriate provisions in every sub-contract, contract of sale and/or supply agreement entered into or to be entered into by the Contractor relative to the Works to ensure that the property in all materials and goods incorporated or to be incorporated in the Works passes to the Employer at the time that the value of such materials and goods is included in an interim payment paid to the Contractor under this Contract.”

Adjustment of Completion Date

Fixing Completion Date

2.25.6.3	Delete the word “and” at the end of this sub-clause.
2.25.6.4	Delete “.” and substitute “; and” instead at the end of this sub-clause and add the following new sub-clause:-
“2.25.6.5	the Contractor has complied at all times with his obligations under clauses 2.8.2 and 2.8.3”

Add the following new sub-clauses:-

“2.25.7

Notwithstanding the provisions of sub-clause 2.25 the Contractor shall not be entitled to any extension of time where and to the extent that the Relevant Event in question results from any negligence, omission, breach of statutory duty, default or breach of contract on the part of the Contractor, his servants or agents or any sub-contractor or supplier or their respective servants or agents other than where such negligence is a Specified Peril;”

Relevant Events

2.26	Add the following in clause 2.26 after the words “clauses 2.24 and 2.25”:-

“(but only to the extent that such events are not consequent upon or necessitated by omission, default or breach of contract or breach of statutory duty of the Contractor, his servants or agents, or any Sub-Contractor or the Consultants or their respective servants or agents and only to the extent that the delay in the progress of the Works is not concurrent with a delay for which the Contractor is responsible).”

2.26.2	Add the following after “instructions”:-

“(other than instructions wholly consequent upon or necessitated, or to the extent that the same are wholly consequent upon or necessitated by omission, default or breach of this Contract or breach of statutory duty by the Contractor, its servants or agents or any sub-contractor, its servants or agents).”

2.26.7	Insert the following at the end of clause 2.26.7:-

“provided that the Contractor shall have supplied any information required, placed any necessary orders and otherwise performed his obligations under this Contract in respect of such work as soon as reasonably practicable after the date of this Contract so as not to delay or disrupt the local authority or statutory undertaker in relation to such work.”

2.26.13	Delete the remainder of the clause from the word “which” in line 1 and replace with “provided that the Contractor has used all reasonable endeavours to avoid or reduce any such delay.”
2.26.14	Delete “force majeure” and replace with “any other occurrence or circumstances amounting to Force Majeure”.

Practical Completion, Lateness and Liquidated Damages

Practical completion

Delete clause 2.27 and substitute the following instead:-

“2.27

The Contractor shall give the Employer and the Employer’s Agent not less than 21 days’ notice (or such other period as may be agreed by the Employer acting reasonably) of the date upon which the Contractor considers that Practical Completion of the Works or a Section has been reached, he shall forthwith notify the Employer and the Employer’s Agent thereof and shall provide them with details of any works required to be executed which he considers do not prevent the Works from being practically complete. The Contractor shall also provide his proposals and programme for execution of such Works, which will be approved by the Employer prior to issue of the Statement of Practical Completion.

Following receipt of such notification, the Employer’s Agent shall inspect the Works or a Section and if he considers the Works or a Section to be practically complete and the Contractor has complied with clauses 2.17.4 and 2.37 or has complied sufficiently with clause 3.16.5 he shall give the Contractor (1) in the case of the Works, a statement to that effect (“the Practical Completion Statement”); and/or (2) in the case of a Section, a statement of practical completion of that section (a “Section Completion Statement”) and Practical Completion of the Works or a Section shall be deemed for all purposes of this Contract to have taken place on the day named in such statement. The Employer’s Agent may also issue a list of the works to be carried out by the Contractor during the Rectification Period which the Contractor hereby undertakes to carry out within an agreed timescale after receipt of such list and at no cost to the Employer.

2.27.1	As a pre-requisite to the issue of the Practical Completion Statement the Contractor shall provide to the Employer’s Agent 2 no. copies of the following:-
1.

the building control completion certificates and discharge of planning conditions except and to the extent that where the discharge of planning conditions requires the Employer to discharge a planning condition(s) in which case the Contractor shall use best endeavours to provide appropriate assistance and co-ordination to facilitate the Employer’s satisfaction of those planning condition(s);

2.	all necessary Statutory Undertakers’ completion certificates;
3.	all test and commissioning certificates for Mechanical, Electrical and Plumbing Installation other than certificates that are subject to post Practical Completion testing and commissioning; and
4.	draft “as built” drawings, draft installation, operating and maintenance manuals and draft Health & Safety file.
2.27.2	Not used.
2.27.3

Upon the issue of the Practical Completion Statement the Contractor shall provide to the Employer’s Agent (and shall use best endeavours to do so within 2 months of the date of the issue of the Practical Completion Statement) 3 copies (2 in paper and 1 in electronic format) of the following:-

1.

“as built” drawings including the run and installation of all drains, pipes, cables and other services which are comprised in the Works and which run in, upon, under or over the Site or off-site and all connections to previously existing services and utilities together with all guarantees (including manufacturer warranties and/or product guarantees) and installation, operating and maintenance manuals complete with commissioning data and other appropriate records and related certificates where available and all structural calculations in respect of the Works as completed and of the design;

2.	amendments to Building Control certificate (if applicable);
3.	where applicable evidence of satisfactory completion of testing of gutters, roofs and rainwater outlets; and
4.	Health & Safety file (in so far as applicable under the CDM Regulations).”

Defects

Schedules of defects and instructions

“2.35.2	Delete the wording in the last paragraph and substitute the following new sub-clause:

“2.35.3	The Contractor shall (at no cost to the Employer):
(a)

make good any Emergency Defects (as defined below) as a matter of urgency within 24 hours of receiving the Employer’s instruction. “Emergency Defects” are those defects, shrinkages or other faults which the Employer reasonably considers directly affect the operation of the installation or have health and safety implications. For example (but without limitation):

(i)	gas leaks;
(ii)	dangerous electrical faults;
(iii)	complete lighting failure;
(iv)	serious water leaks;
(v)	blocked drains;
(vi)	dangerous structures;
(vii)	breakdown of heating/AC system;
(viii)	breakdown of lift installation;
(ix)	failure of fire alarm system;
(x)	failure of security system;
(xi)	failure of ventilation system;
(xii)	failure of voice and data cabling; and
(xiii)	failure of hot and cold water services;
(b)

make good any Serious Defects (as defined below) within 7 days of receiving the Employer’s instruction. “Serious Defects” are such serious defects, shrinkages (particularly including shrinkage joints in areas of clinical operation) or other faults which the Employer reasonably considers if left unattended would lead to a situation whereby service would be affected; and

(c)

shall make good all other Routine Defects (as defined below) notified to the Contractor within 4 weeks of receipt of the Employer’s instructions. “Routine Defects” are all defects, shrinkages and other faults which are not Emergency Defects or Serious Defects.

2.35.4

If the Contractor fails to comply with the Employer’s instruction within the periods specified in Clause 2.35.3, the Employer may serve written notice on the Contractor requiring compliance and if the Contractor does not comply with such notice within twenty four hours for Emergency Defects and forty-eight hours for Serious Defects or Routine Defects then the Employer may employ and pay other persons to execute any work whatsoever which may be necessary to give effect to such instruction and all reasonable costs properly incurred in connection with such employment may be deducted by the Employer from the Contract Sum.

2. 35A.1

Clause 2.35.3 shall apply mutatis mutandis to any defect shrinkage or other fault and to any items of incomplete work remaining at Practical Completion of the Works or a Section, provided that it is notified to the Contractor not later than 14 days after end of the Rectification Period.”

Procedures for rectifying defects

2.35BAdd as clause 2.35B:

“Without prejudice to the Contractor’s obligations under clauses 2.35 and 2. 35A, the Contractor shall comply with any procedures and requirements for making good defects, shrinkages and other faults and shall make good any defects, shrinkages and other within a reasonable time period, following receipt of written notice to do so from the Employer. In the event the Contractor fails to make good any defects, shrinkages or other faults within such reasonable time period, the Employer may, without prejudice to his other rights under this Contract, make an appropriate deduction from the Retention Bond (as defined in Clause 4.17) in respect of defects, shrinkages or other faults not made good, in accordance with the terms of the Retention Bond.”

Contractor’s Design Documents

As-built Drawings

2.37	Delete clause 2.37 and substitute the following:-

“The Contractor, in addition to his obligations under the CDM Regulations in relation to information for the health and safety file, shall, before practical completion of the Works or relevant Section supply for retention and use by the Employer such Contractor’s Design Documents and related information as may be specified in the Contract

Documents or as the Employer may reasonably require that show or describe the Works as built or relate to the maintenance and operation of them or their installations.”

Copyright and Use

2.38	Delete clause 2.38 and substitute the following:
“2.38.1

The copyright in all designs, drawings, models, plans, specifications, design details, photographs, brochures, reports, notes of meetings, C.A.D. materials and any other materials prepared by the Contractor in connection with the Works (whether in existence or to be made) and all amendments or additions thereto and any works, designs or inventions of the Contractor incorporated or referred to therein (for the purpose of this clause 2.38 hereinafter known as “the Documents”) shall remain vested in the Contractor but the Contractor hereby grants to the Employer an irrevocable royalty free non-exclusive licence to copy, use and reproduce the Documents for any purpose in relation to the Works including (but without limitation) the construction, completion, reconstruction, modification, extension, repair, reinstatement, refurbishment, redevelopment, maintenance, use, letting, promotion and advertisement of the Works provided that the Contractor shall not be liable for the use of the Documents for any purpose for which the Documents were not originally prepared. The said licence shall carry with it the right to grant sub-licences and shall be transferable to third parties without the prior consent of the Contractor.

2.38.2

The Contractor shall not be liable for the use of the sub-licences by third parties for any purpose for which the Documents were not originally prepared. The Contractor warrants that the use of the Documents for the purposes of the Development wlll not infringe the rights of any third person.”

2.38.3

The Contractor warrants to the Employer and undertakes to procure that his Sub Contractors and Suppliers shall waive any rights the Contractor, the Sub-Contractors and/or Suppliers may have pursuant to Section 80 of the copyright, Designs and Patents Act 1988.

2.38.4

The copyright licence shall subsist notwithstanding that the Contractor has completed the Works in accordance with this Contract or that either the Employer or the Contractor has terminated this Contract.”

Insert new clause 2.39 as follows:

“Confidentiality

2.39.1

Save as may be required by legislation or order of a court of competent jurisdiction, the Contractor shall not disclose the existence of, nor any details of this Contract (including the documents referred to therein) to any employee, agent or third party except on a need to know basis, save with the prior written consent of the Employer.

2.39.2

The Contractor shall regard as confidential, any information provided by or on behalf of the Employer in relation to this Contract (including the documents referred to therein), and shall ensure that its agents and advisers comply with the terms of clause 2.39.1.

2.39.3	The obligations in clauses 2.39.1 and 2.39.2 do not apply to information already in the public domain or to any disclosure required by law.”

Sub-Letting

Consent to Sub-Letting

3.3.2	Delete existing clause and substitute the following instead:-

“The Contractor shall not without the written consent of the Employer sub-let the design of the Works. Such consent shall not be unreasonably withheld or delayed but the Contractor shall remain wholly responsible for the design of the Works in accordance with Clause 2.17 notwithstanding any such sub-letting.”

Conditions of Sub-lettings

3.4.2.3	Delete existing text and insert the following:-

“that each party to the sub-contract shall in relation to the Works and the site comply with applicable CDM Regulations.”

Employer’s instructions

Compliance with Instructions

3.5	Delete the words “need not comply to the extent that he makes reasonable objection to it in writing to the Employer” and substitute the following therefor:-

“shall be entitled to raise reasonable objections in writing to the Employer, who, after considering any such objections, shall thereafter either confirm or withdraw the instruction-in question.”

Instructions requiring Changes

3.9.4	Delete the words “pursuant to his obligations under regulation 20 (if he is the CDM Co-ordinator) or regulation 22 of the CDM Regulations” and substitute the following therefor:-

“pursuant to his obligations under the CDM Regulations (whether as contractor, Principal Contractor, or designer).”

Inspection - Tests

3.12	Insert the following words immediately prior to the full stop at the end of clause 3.12:

“or unless the opening up for such inspection or testing was required by reason of any similar equivalent or associated works, materials or goods having been shown by similar or previous inspection or testing not to be in accordance with this Contract”

CDM Regulations

3.16	Undertakings to comply
3.16	After the words “notifiable” in the opening paragraph insert “or is one to which CDM 2015 applies”.
3.16.1	After “CDM Co-ordinator” insert “or Principal Designer”.
3.16.2	After “CDM Co-ordinator” insert “or Principal Designer”.
3.16.3	After “CDM Co-ordinator” insert “or Principal Designer”.
3.16.5	After “CDM Co-ordinator” insert “or Principal Designer”.

Insert the following as a new clause 3.16.6:

“the Contractor warrants and undertakes to the Employer that:

(i)

he has performed and fulfilled and will continue to perform and fulfil the duties imposed on him by the CDM Regulations, both in his capacity as a “contractor” (as defined in the CDM Regulations) and as the Principal Contractor; and

(ii)	he has performed and fulfilled and will continue to perform and fulfil the duties imposed by the CDM Regulations on a “designer” (as defined in the CDM Regulations); and
(iii)	he is competent to perform all duties imposed on him by the CDM Regulations;
(iv)

he has advised and supported and will continue to advise and provide support to the Employer to assist the Employer in performing the duties imposed by the CDM Regulations on a “client” (as defined by the CDM Regulations);”

Appointment of successors

3.17	After “CDM Co-ordinator” (each time it appears) insert “or Principal Designer”.

Section 4              Payment

Delete the heading “Contract Sum and Adjustments”. Delete the existing clause 4.1 including the heading “Adjustment only under the Conditions” and substitute the following instead:-

“4.1	The Employer shall pay the Contractor in accordance with the provisions of this section 4:

.1 the Prime Cost; and

.2 the Management Fee; and

.3any direct loss and/or expense ascertained under clause 4.20 together the “Contract Sum””

Delete clause 4.2 including the heading “Items included in adjustments” and insert:-

“4.2	not used.”

Delete clause 4.3 including the heading “Taking adjustments into account” and insert:

“4.3	not used.
4.4.1	Delete “The Contract Sum is exclusive of VAT and in” an substitute with “In”.”
4.7.1	Delete from “and whichever of the Alternatives...” to the end of the clause.
4.7.2	Delete the words “an amount equal to the Gross Valuation under clause 4.13 where Alternative A applies, or clause 4.14 where alternative B applies, in either case…” and substitute with:

“an amount being the sum of:

(a) the Prime Cost, ascertained under Appendix A in respect of costs incurred at the date of the Interim Payment;

(b) a percentage instalment of the Management Fee, being the percentage of that amount ascertained under clause 4.7.2(a) above.”

4.8.3	Delete the words: “Where Alternative B applies, for” and replace with “For”.
4.12.2	Delete the first four lines of the clause from “The Final Statement shall set out” until “already paid by the Employer to the Contractor,” and substitute with:

“The Final Statement shall state:

.1 the Prime Cost;

.2 the Management Fee;

.3 the amount in respect of any loss and/or expense ascertained under clause 4.20; and

The sum of the amounts already stated as due in Interim Applications.”

Delete clause 4.13 and insert:-

“4.13	not used.”

Delete clause 4.14 and insert:

“4.14	not used.”
4.17.2	Delete “in the terms set out in Part 3 of Schedule 6” in the third line and substitute with:

“in the form attached to this Schedule of Amendments to these Conditions at Appendix C”

Delete clause 4.18 and insert:-

“4.18	not used.”

Delete clause 4.19 and insert:-

“4.19	not used.”

Section 5              Changes

5.1	After “clause 3.13” insert “or as a result of an identified deficiency in the Contractor’s Proposals”.
5.1 .1 .2	Delete the words “the alteration of” and replace with “in the event that the Employer instructs the Contractor to make an alteration in”.

Section 6              Injury, Damage and Insurance

Injury to Persons and Property

Liability of Contractor — personal injury or death

6.1	Add the following after the word “Works” on line 3 of the clause:-

“(including performance by the Contractor of his obligations under clause 2.35)”

6.2	Delete the existing clause 6.2 and substitute the following instead:-

“The Contractor shall be liable for (subject to the provisions of clause 2.17.5) any expense, liability, loss, claim or proceedings in respect of any loss, injury or damage whatsoever to or in respect of any third party physical damage to property, real or personal (including any expense, liability, loss or claim arising from but not limited to obstruction, trespass, nuisance or interference with any rights of way, light, air or water) insofar as such loss injury or damage arises out of or by reason of the carrying out of the Works and to the extent the same is due to any negligence, breach of statutory duty, omission, breach of contract or default of the Contractor, his servants or agents”

Add the following new sub-clause 6.3A:-

“6.3A	Liability of Contractor — Trespass, Nuisance etc.
6.3A.1

The Contractor shall insofar as reasonably practicable prevent any trespass, nuisance (including without limitation, any such nuisance caused by noxious fumes, noisy working operations or the deposit of any material or debris on the public highway) or other interference with the rights and activities of any adjoining or neighbouring landowner, tenant or occupier or any visitor to property owned or occupied by such third parties or any utility company or statutory undertaker arising out of the carrying out of the Works or of any obligation pursuant to Clause 2.35 and which has been caused or contributed to any act or omission of the Contractor, his servants or agents, or any other person, his servants or agents, for whom the Contractor is responsible for the purposes of Clause 6.3.

6.3A.2

For the avoidance of doubt, the Employer may issue to the Contractor such instructions as he considers necessary if any injunction is granted or court order is made in consequence of any such trespass, nuisance or interference, but (save as aforesaid) no such instruction shall be construed as a Change in the Employer’s Requirements.”

Insurance against Personal Injury and Property Damage

Contractor’s insurance of his liability

6.4.1

Delete the existing wording and insert, “Without prejudice to his obligation to indemnify the Employer under clauses 6.1 and 6.2, the Contractor shall take out and maintain a Policy in the sum of Five Million Pounds (£5, 000,000) Sterling for each and every claim in respect of claims arising out of his liability referred to in clauses 6.1 and 6.2 which:”

Insurance of the Works

Related definitions

6.8	All Risks Insurance	After “Site Materials” in line 2 of the definition of All Risks Insurance add the following:-

“and the increased cost of construction of the incomplete Works”

Professional Indemnity Insurance

Obligation to insure

6.12.1	Delete the word “and” where it appears at the end of the clause 6.11.2;
6.12.2	Delete “.” and substitute “; and” at the end of clause 6.11.3; and

Add the following new sub-clauses:-

“6.12.4

the insurance referred to in this clause 6.11 shall be with a well established insurance office or underwriter of repute operating in the EU Market. As and when the Contractor is reasonably required to do so by the Employer or the Employer’s Agent, the Contractor shall produce documentary evidence that the insurances required are being properly maintained;

6.12.5

the Contractor shall carry out its obligations under this Contract and shall ensure that its servants or agents shall carry out their respective obligations in such manner that all requirements, terms, conditions, stipulations and provisos of the said insurance are at all time fully complied with; and

6.12.6	this Clause 6.11 shall continue to apply following the termination or repudiation of this Contract for any reason.”

Assignment

General

7.1	Delete the existing clause and substitute the following instead:-

“Notwithstanding Clause 7.2 the Employer may assign any right or benefit under this Contract (1) to a party acquiring the Employer’s interest in the Works and/or (2) to any Provider of Finance at any time without the consent of the Contractor and/or (2) to any other party at any time with the consent of the Contractor (such consent not to be unreasonably withheld or delayed). The Contractor shall not assign any right or benefit under this Contract without the prior written consent of the Employer.”

Rights of enforcement

Add as a new clause 7.3:-

“7.3

The Contractor will not be entitled to contend that any person to whom this Contract is assigned in accordance with clause 7.1 or 7.2.1 is precluded from recovering under this Contract any loss incurred by such assignee resulting from any breach of this Contract (whenever happening) by reason that such person is an assignee and not a named party hereunder.”

Third Party Guarantees and Warranties

Add as new clause 7.4:

“7.4

The Contractor shall use its reasonable endeavours to procure (insofar as is reasonably practicable) that all benefit, right and title to the guarantees and warranties obtainable from manufacturers and suppliers of the key product plant and materials in respect of the roofing, cladding and lift installation, are issued directly to the Employer.”

Third Party Rights from Contractor

Clauses 7A to 7F

Delete existing clauses and substitute the following therefor:-

“7A	Contractor’s Collateral Warranties

The Contractor shall deliver to the Employer, within 28 days of the Employer’s request, collateral warranties executed by the Contractor in favour of:-

7A.1	the Owner;
7A.2	each Tenant;

7A.3	each Purchaser; and
7A.4	each Purchaser’s Funder;

in the appropriate form set out at Part 1, Appendix B of the Schedule, subject to such further amendments as may be requested by the Employer, (and duly completed in accordance with the instructions contained therein) or in such other form as may be approved by the Employer in writing (which approval shall not be unreasonably withheld or delayed).

7B	Sub-Contractor’s Collateral Warranties

The Contractor shall deliver to the Employer, within 28 days of the Employer’s request or (if later) within 14 days of the date of appointment by the Contractor of a Sub-Contractor relative to the Works and before the Sub-Contractor commences any part of the Works, collateral warranties from all Sub-Contractors in favour of:-

7B.1	the Owner;
7B.2	the Employer;
7B.3	each Purchaser;
7B.4	each Tenant; and
7B.5	each Purchaser’s Funder;

in the appropriate form set out in Part 2, Appendix B of the Schedule, subject to such further amendments as may be requested by the Employer, (and duly completed in accordance with the instructions contained therein) or in such other form as may be approved by the Employer in writing (which approval shall not be unreasonably withheld or delayed) executed by all parties thereto with the exception of the beneficiary.

7C	Sub-Contracts

The Contractor shall deliver to the Employer, within 28 days of appointments of a Sub-Contractor a certified copy of the relevant Sub-Contract.

7D	Other Consultants

The Contractor shall not appoint any design consultants after commencement of the Works without the prior written consent of the Employer. The Contractor shall deliver to the Employer a copy of the new design consultant’s appointment (in a form acceptable to the Employer) and collateral warranties in favour of the parties referred to in clause 7B (all in a form acceptable to the Employer) within 28 days of the new design consultant being appointed.

7F	Suppliers Guarantees

In addition the Contractor will use all reasonable endeavours to obtain prior to the date of Practical Completion of the Works, such product or manufacturers guarantees in favour of the Employer in relation to products, goods and materials used in the Works, which would ordinarily be available to customers of the relevant suppliers of those products, goods or materials.”

Section 8              Termination

Termination by Employer

Default by Contractor

8.4.1.2	Insert “(including falling to proceed regularly and diligently with the completion of the Works)” after “Contract” in line 2 of sub-clause 8.4.1.2.

Consequences of Termination under Clauses 8.4 to 8.6

8.7.2.1	Add the following in line 1 after “(but not before)”:-

“within 10 working days of determination of the employment of the Contractor and notwithstanding that validity of such determination may be challenged by the Contractor deliver possession of the Site to the Employer and”

8.11.1.2	Delete the existing clause and replace with “[Number not used]”

Insert a new clause 10 as follows:-

“10	Ethical Conduct of the Parties

In the performance of their obligations under or in connection with this Contract the parties, their agents and employees shall comply with all applicable laws, rules and regulations including but not limited to the Bribery Act 2010, any applicable European Union Directives and where appropriate the OECD Convention of Combating Bribery of Foreign Public Officials in International Business Transaction. Further each party shall notify the other immediately in writing with full particulars in the event that they receive a request from any public official or any other person of influence requesting illicit payments. If a party is in breach of any term of this clause such breach shall be deemed a material breach under this Contract and the other party shall be entitled to terminate this Contract at any time on written notice with immediate effect.”

Schedule 3 Insurance Option A

(New Buildings — AIl Risk Insurance of the Works by the Contractor)

A.1	Delete the words in the heading: “a Joint Names Policy” and substitute with “an Insurance Policy”

Delete the words at the end of the first line: “a Joint Names Policy for All Risks Insurance” and substitute with:

“an insurance policy for All Risks Insurance (the “Insurance Policy”)”

Delete the words in the fifth line: “Joint Names Policy” and substitute with: “Insurance Policy”.

Delete the words in the final sentence: “Joint Names Policy” and substitute with: “Insurance Policy”.

A.2	Delete each reference to: “Joint Names Policy” within the clause and substitute with: “Insurance Policy”.
A.3	Delete the words:

“; and

.2 is a Joint Names Policy,”

A.4.1	Delete the words in the second line: “Joint Names Policy” and substitute with: “Insurance Policy”.
A4.3	Delete the words at the end of the first line: “Joint Names Policy” and substitute with: “Insurance Policy”.
A4.4	Delete the clause in its entirety.
A4.5	Delete the clause in its entirety.
A4.6	Delete the words in the third line: “Joint Names Policy” and substitute with: “Insurance Policy”.

Signed for and on behalf of QUOTIENT BIOCAMPUS LIMITED

at Edinburgh	on December 3, 2015
by:
/s/ D.J.P.E. Cowan	(Signature)

D.J.P.E. COWAN	(Full name in CAPITALS)
Director

/s/ Nele Wordsworth Bhebhe	(Signature)

NELE WORDSWORTH BHEBHE	(Full name in CAPITALS)
Witness

C/O No 2 LOCHRIN SQUARE	(Full address - witness only)
96 FOUNTAIN BRIDGE, EDINBURGH, EH3 9QA

Signed for and on behalf of MW HIGH TECH PROJECTS UK LIMITED

at	on
by:
(Signature)

(Full name in CAPITALS)
Director/Company Secretary/Authorised Signatory

(Signature)

(Full name in CAPITALS)
Director/Witness

(Full address - witness only)